EXHIBIT 99.6
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                        STAT HEALTHCARE SIGNS DEFINITIVE
                             AGREEMENT TO MERGE WITH
                                 AMHEALTH CORP.
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                              FOR IMMEDIATE RELEASE

CONTACT: NED E. CHAPMAN, CHIEF FINANCIAL OFFICER, STAT HEALTHCARE (713) 872-6900
         OR MAX RAMRAS OR JOE DIAZ, REGISTERED COMMUNICATIONS GROUP
        (602) 998-7555

(DECEMBER 22, 1995) - HOUSTON, TEXAS: STAT Healthcare, Inc. (NASDAQ: ERDR), a physician practice management (PPM) firm providing management of emergency room physicians and services to major medical centers throughout Texas, today announced that it signed a definitive agreement to merge its operations with AmHealth Corporation and its related entities as previously announced on November 7, 1995.

AmHealth is a San Antonio, Texas-based, privately-held entity which owns and operates a comprehensive diabetes disease management system in the Rio Grande Valley of southern Texas. The diabetes management system includes the operation of four outpatient kidney dialysis centers, provision of management and personnel services to outpatient home health providers and a hospital-based hyperbaric medicine unit.

The merger will be accounted for as a pooling of interests. Terms of the agreement call for STAT to issue 11.2 million new shares of its common stock in exchange for the AmHealth entities. The transaction closing is anticipated in early 1996.

STAT Healthcare reported unaudited revenues, net income and earnings per share of $3.7 million, $215,000 and $0.06, respectively, for the quarter ended September 30, 1995. For the same quarter, on a pooling of interests accounting basis, the unaudited combined revenues and proforma net income and earnings per share of the merged entities were $6.4 million, $778,000 and $0.05, respectively. Some of AmHealth's entities were in a start-up mode of operations during the quarter, and management believes that future operating results will be accretive to STAT's per share earnings.

Joining the STAT Healthcare management team from AmHealth will be Mr. Russell Schneider, who will become Chairman of the Board of STAT Healthcare and Mr. Ruben Perez who will assume the position of Treasurer and will join the Company's Board of Directors. Both Mr. Schneider and Mr. Perez were involved with Columbia/HCA at its inception and previously held senior management positions at Columbia.

William H. Rice, M.D., STAT Healthcare's chief executive officer commented, "The merger of these companies provides STAT Healthcare with a wider platform of services and the ability to create integrated care systems which decrease clinical variation, improve outcomes and lower overall costs. Also, by adding Russell Schneider and Ruben Perez to our management team, STAT Healthcare is poised to assume a leadership position in the ever-evolving healthcare industry."

Russell Schneider, incoming Chairman of STAT Healthcare, who served as an executive officer and board member of Columbia/HCA Healthcare during its early years, stated, "The combination of STAT and AmHealth enhances our ability to provide a greater venue of services to hospitals and the patients we serve."

STAT Healthcare provides physician contract management services to professional associations that staff emergency departments at 11 hospitals throughout the state of Texas. Under contracts with these hospitals, STAT provides emergency department care 24 hours a day, 365 days per year. The Company currently contracts with approximately 110 physicians to provide these services to nearly 200,000 patients per year.

AmHealth Corporation is a San Antonio, Texas-based, privately-held entity which owns and operates outpatient kidney dialysis centers, an outpatient hyperbaric medicine unit and provides management and personnel services to outpatient home health providers. AmHealth operates in the rapidly growing Rio Grande Valley of southern Texas.